Exhibit 99.1

May 18, 2018

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of March 31, 2018, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

ANNUAL REPORT ON FORM 10-K AND MEETING OF STOCKHOLDERS

We filed our annual report on Form 10-K for the year ending December 31, 2017 with the SEC on March 16, 2018. The report was mailed to you on March 23, 2018.

The annual stockholder meeting is scheduled for August 9, 2018 at 10:00 am local time. The annual meeting will again be held at our corporate offices located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630.

SHARE VALUE

We are pleased to report that the estimated per share value as of December 31, 2017, as stated in the Form 10-K, is $2.80. This represents a 10.7% increase from the previous year’s estimated value of $2.53. Please review our Form 10-K for important information regarding this estimate.

FIRST QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending March 31, 2018 with the SEC on May 9, 2018. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

As of March 31, 2018, the REIT had ownership interests in 47 senior housing facilities across 14 states as follows: 100% ownership of six properties, a 95% interest in five properties, a 20% interest in four properties, and a 10% interest in 32 properties.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $773,000 for the three months ended March 31, 2018 compared to $94,000 for the three months ended March 31, 2017. FFO per share increased from $0.03 for the three months ended March 31, 2018 compared to $0.02 for the three months ended March 31, 2017. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”). For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending March 31, 2018.

LAND PURCHASE

On March 30, 2018, we purchased the land lease associated with our Redding, California facility, Sundial Assisted Living (“Redding”), for $685,000 plus approximately $30,000 in acquisition costs. In connection with the land acquisition, the existing Redding lease with our tenant was amended to increase the annual rent payment by $36,000.

FRIENDSWOOD REFINANCE

On March 30, 2018, we refinanced the debt that is collateralized by Friendship Haven Healthcare and Rehabilitation Center, located in Friendswood, Texas, with CIBC Bank USA. The loan bears interest at One Month LIBOR plus 3.75%. This new loan may be prepaid with no penalty if the debt is refinanced with a facility guaranteed by the U.S. Department of Housing and Urban Development.

LITIGATION UPDATE

A new trial date has been set for August 20, 2018 to adjudicate the complaint filed by our former advisor, CRA, and the cross-complaint filed by us. While this litigation has taken longer than we ever expected, we continue to believe that the plaintiffs’ claims are without merit. We filed motions for summary adjudication on these claims against us, and several of their claims have already been dismissed. The Board and management look forward to a final resolution of this matter so we can focus our time and the REIT’s capital on efforts that we believe will be accretive to shareholder value.

Frequently Asked Questions

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

When acquiring skilled nursing facilities (SNFs), are there related reimbursement risks associated with Medicare and Medicaid?

Skilled nursing operators continue to adapt to the changes in reimbursement (Medicaid, Medicare and Managed Care) and shorter lengths of stay.  It is our opinion that regional operators have been more successful in adapting to the various changes in reimbursement.  Additionally, the Company works with the operator to structure a triple net lease that mitigates the risk by requiring a lease coverage ratio (“LCR”) in excess of its current cash flow. A conservative LCR helps to ensure that the operator can maintain rent payments to us in the event they experience a cut in reimbursement, thus contributing to the continued success of the operator as well as the Company.

What is the advantage of the joint ventures you create?

Since 2015, we have acquired senior housing and skilled nursing properties to grow our healthcare portfolio using joint venture (“JV”) partner equity. We believe that this approach will be accretive to shareholder value by enabling us to build a meaningful portfolio that could demand a premium upon sale or another liquidity event without diluting the existing holders of our stock. Such a strategy does not dilute our existing shareholders because we do not raise the money for the Company itself, but rather for these joint ventures. Up to this point in time, we have evaluated other methods of raising capital for our Company such as a secondary stock offering or issuance of preferred stock but have determined these would be dilutive to our existing shareholders.

Over the past three years we have grown our JV portfolios to over $300 million in total asset value and over $7 million in total net operating income for the quarter ending March 31, 2018, over and above our wholly-owned and majority-owned real assets totaling almost $70 million with approximately $2 million in net operating income for the quarter ending March 31, 2018.

See our Form 10-K and most recent Form 10-Q for risks and uncertainties. If you have any questions, please contact your financial advisor, our investor services/transfer agent team at Conduent Securities Services at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. Thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc:	Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2017, and quarterly report for the period ended March 31, 2018. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.